Contact: Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

HAWTHORNE FINANCIAL CORPORATION STOCKHOLDERS APPROVE THE PLAN OF
MERGER AND ACQUISITION BY COMMERCIAL CAPITAL BANCORP, INC.

Irvine, CA – May 25, 2004 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that the stockholders of Hawthorne Financial Corporation (“Hawthorne”) approved the plan of merger and acquisition by the Company. The Company previously announced that it had entered into a definitive agreement to acquire Hawthorne, and that the Office of Thrift Supervision and the Company’s stockholders approved the acquisition. The acquisition is expected to close on June 4, 2004.

Commercial Capital Bancorp, Inc., with $1.96 billion of total assets and $736.3 million of deposits at March 31, 2004, is a multifaceted financial services company, which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. The Company was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and Commercial Capital Bank (the “Bank”) was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, Riverside, and La Jolla, California, and plans to open banking offices in Malibu, California in June 2004, Beverly Hills, California in the summer of 2004, and Newport Coast, California in 2005.

Hawthorne, with $2.74 billion of total assets and $1.76 billion of deposits at March 31, 2004, operates 15 banking offices in the coastal counties of Southern California, from Westlake Village at the western edge of Los Angeles to Mission Bay in San Diego. Hawthorne specializes in real estate secured loans within the markets it serves, including: single family residential, multi-family residential and commercial real estate and loans for the construction of multi-family residential, commercial and individual single family residential properties and the acquisition and development of land for the construction of such projects. Once the acquisition is closed, Hawthorne’s loan origination, and banking offices will conduct business under the Commercial Capital Bank name.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.